Exhibit 99.1

FOR RELEASE: Thursday, January 28, 2016 at 4:15 PM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR-END EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the "Company") (OTCQX: QNTO), the holding company for Quaint Oak Bank (the "Bank"), announced today that net income for the quarter ended December 31, 2015 was $378,000, or $0.22 per basic and $0.20 per diluted share, compared to $361,000, or $0.21 per basic and $0.20 per diluted share for the same period in 2014.  Net income for the year ended December 31, 2015 was $1.3 million, or $0.74 per basic and $0.68 per diluted share, compared to $1.2 million, or $0.73 per basic and $0.69 per diluted share for the same period in 2014.

Robert T. Strong, President and Chief Executive Officer stated, "We are very pleased to report our earnings for the fourth quarter and year ended December 31, 2015 as the Company closed out the year with the highest earning quarter in our history.  The Company experienced extremely good growth this past year as assets increased over $28.5 million, or 18.3%, at December 31, 2015 compared to December 31, 2014.  Our presence in the Lehigh Valley market has yielded deposit growth at December 31, 2015 in excess of $14.0 million at our Allentown regional office compared to the prior year end.  Total Bank deposits were just below $150.0 million at December 31, 2015.  The Bank's commercial lending team continued to implement our new approach to relationship commercial lending, including our new non-interest bearing checking account deposit product introduced in December 2014 that took a strong foothold in 2015."

Mr. Strong continued, "The Company experienced solid performance from the Bank's subsidiary companies of mortgage banking, title abstract and real estate.  We look forward to continued growth in these subsidiary companies as we forge into 2016."

Mr. Strong added, "Our non-performing loans as a percent of total loans receivable, net experienced a new low of 0.59% compared to 2.30% at December 31, 2014.  Although the Bank's other real estate owned portfolio has increased, our Texas ratio is also at a low of 11.11%."

In closing, Mr. Strong commented, "I am pleased that our stockholders benefited from our strategy this year, in particular, as we effected our first stock split on a two for one basis, provided for two increases in our dividend rate during the year and posted an increase in stockholders' equity of $1.5 million or 8.3%.  As always, in conjunction with having maintained a strong repurchase plan, our current and continued business strategy includes long term profitability and payment of dividends reflecting our strong commitment to shareholder value."

Net income amounted to $378,000 for the three months ended December 31, 2015, an increase of $17,000, or 4.7%, compared to net income of $361,000 for three months ended December 31, 2014.  The increase in net income on a comparative quarterly basis was primarily the result of increases in net interest income of $202,000 and non-interest income of $10,000, and a decrease in the provision for loan losses of $17,000, partially offset by increases in non-interest expense of $200,000 and the provision for income taxes of $12,000.

         The $202,000, or 14.6% increase in net interest income for the three months ended December 31, 2015 over the comparable period in 2014 was driven by a $299,000, or 16.0% increase in interest income, partially offset by a $97,000, or 20.4% increase in interest expense.  The increase in interest income was primarily due to a $22.8 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $123.5 million for the three months ended December 31, 2014 to an average balance of $146.3 million for the three months ended December 31, 2015, and had the effect of increasing interest income $335,000.  Partially offsetting this increase was a nine basis point decline in the average yield on loans receivable, net, including loans held for sale, from 5.87% for the three months ended December 31, 2014 to 5.78% for the three months ended December 31, 2015, which had the effect of decreasing interest income by $34,000.  The increase in interest expense was primarily attributable to a $25.4 million increase in average interest-bearing liabilities, which increased from an average balance of $132.4 million for the three months ended December 31, 2014 to an average balance of $157.8 million for the three months ended December 31, 2015, and had the effect of increasing interest expense $98,000.  The average interest rate spread decreased from 3.76% for the three months ended December 31, 2014, to 3.56% for the same period in 2015 while the net interest margin decreased from 3.87% for the three months ended December 31, 2014 to 3.68% for the three months ended December 31, 2015.

The $17,000 decrease in the provision for loan losses for the three months ended December 31, 2015 over the three months ended December 31, 2014 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans.

The $10,000, or 1.8% increase in non-interest income for the three months ended December 31, 2015 over the comparable period in 2014 was primarily attributable to a $36,000 increase in fee income generated by the Bank's mortgage banking and title abstract subsidiaries, a $23,000 increase in other fees and service charges, a $22,000 decrease in the loss on sale of other real estate owned, a $9,000 increase in the net gain on sales of residential mortgage loans, a $1,000 increase in income from bank-owned life insurance, and a $1,000 increase in other income, partially offset by an $82,000 decrease in the gain on the sale of SBA loans.

The $200,000, or 14.6% increase in non-interest expense for the three months ended December 31, 2015 compared to the same period in 2014 was primarily attributable to a $119,000 increase in salaries and employee benefits expense, a $47,000 increase in other expenses, a $20,000 increase in professional fees, a $14,000 increase in other real estate owned expense, a $6,000 increase in occupancy and equipment expense, and a $5,000 increase in FDIC insurance assessment.  These increases were partially offset by an $11,000 decrease in advertising expense.  The increase in salaries and employee benefits expense for the 2015 period compared to 2014 was primarily attributable to increased staff as the Company continues to expand its mortgage banking and lending operations.  The increase in other expense was primarily attributable to costs associated with the Bank's checking account products which were launched in December 2014.  The increase in professional fees was primarily attributable to legal fees related to collections.

The $12,000, or 7.5% increase in the provision for income taxes for the three months ended December 31, 2015 over the three month period ended December 31, 2014 was due primarily to the increase in pre-tax income as our effective tax rate remained relatively consistent at 31.1% for the 2015 period compared to 30.6% for the comparable period in 2014.

For the year ended December 31, 2015, net income increased $29,000, or 2.3% from $1.2 million for the year ended December 31, 2014 to $1.3 million for the year ended December 31, 2015.  The increase in net income was primarily the result of increases in net interest income of $772,000 and non-interest income of $10,000, and a decrease in the provision for loan losses of $74,000, partially offset by increases in non-interest expense of $798,000 and the provision for income taxes of $29,000.

The $772,000, or 13.9% increase in net interest income for the year ended December 31, 2015 over the comparable period in 2014 was driven by a $1.1 million, or 15.7% increase in interest income partially offset by a $371,000, or 21.6% increase in interest expense.  The increase in interest income was primarily due to a $22.6 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $118.7 million for the year ended December 31, 2014 to an average balance of $141.3 million for the year ended December 31, 2015, and had the effect of increasing interest income $1.4 million.  Partially offsetting this increase was a 16 basis point decline in the average yield on loans receivable, net, including loans held for sale, from 5.98% for the year ended December 31, 2014 to 5.82% for the year ended December 31, 2015, which had the effect of decreasing interest income by $231,000.  Also contributing to the increase in interest income for the year ended December 31, 2015 was a $4.6 million increase in average short-term investments and investment securities available for sale, which increased from an average balance of $14.2 million for the year ended December 31, 2014 to an average balance of $18.8 million for the year ended December 31, 2015, and had the effect of increasing interest income $59,000.  Partially offsetting this increase was a 20 basis point decline in the average yield on short-term investments and investment securities available for sale, from 1.29% for the year ended December 31, 2014 to 1.09% for the year ended December 31, 2015, which had the effect of decreasing interest income by $37,000.  The increase in interest expense was primarily attributable to a $24.7 million increase in average interest-bearing liabilities, which increased from an average balance of $122.1 million for the year ended December 31, 2014 to an average balance of $146.7 million for the year ended December 31, 2015, and had the effect of increasing interest expense $355,000.  Also contributing to this increase was a two basis point increase in the average rate on interest-bearing liabilities, from 1.41% for the year ended December 31, 2014 to 1.43% for the year ended December 31, 2015, which had the effect of increasing interest expense by $16,000.  The average interest rate spread decreased from 4.07% for the year ended December 31, 2014, to 3.83% for the same period in 2015 while the net interest margin decreased from 4.18% for the year ended December 31, 2014 to 3.96% for the year ended December 31, 2015.

As was the case for the quarter, the $74,000, or 18.8% decrease in the provision for loan losses for the year ended December 31, 2015 compared to the year ended December 31, 2014 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans.

The $10,000, or 0.5% increase in non-interest income for the year ended December 31, 2015 over the comparable period in 2014 was primarily attributable to a $158,000 increase in fee income generated by the Bank's mortgage banking and title abstract subsidiaries, a $59,000 decrease in the loss on sale of other real estate owned, a $51,000 increase in other fees and service charges, a $40,000 increase in income from bank-owned life insurance, and a $12,000 increase in other income.  These increases in non-interest income were offset by a $139,000 decrease in the gain on the sale of SBA loans, a $96,000 decrease in net gain on sales of residential mortgage loans, and a $75,000 loss on the sale of investment securities available for sale.

The $798,000, or 15.2% increase in non-interest expense for the year ended December 31, 2015 over the comparable period in 2014 was primarily attributable to a $579,000 increase in salaries and employee benefits expense, a $116,000 increase in other expense, a $59,000 increase in occupancy and equipment expense, a $20,000 increase in FDIC insurance assessment, a $19,000 increase in professional fees, and a $15,000 increase in other real estate owned expense. These increases were partially offset by a $6,000 decrease in advertising expense and a $4,000 decrease in directors' fees and expenses.  As was the case for the quarter, the increase in salaries and employee benefits expense for the 2015 period compared to 2014 was primarily attributable to increased staff as the Company continues to expand its mortgage banking and lending operations. The increase in other expense was primarily attributable to costs associated with the Bank's checking account products which were launched in December 2014. The increase in occupancy and equipment expense was primarily attributable to charges related to new mortgage banking software and maintenance costs primarily related to our Lehigh Valley office.  The increase in professional fees was primarily attributable to legal fees related to collections.

The $29,000, or 4.2% increase in the provision for income taxes for the year ended December 31, 2015 over the year ended December 31, 2014 was due primarily to the increase in pre-tax income as our effective tax rate remained relatively consistent at 36.3% for the year ended December 31, 2015 period compared to 35.8% for the year ended December 31, 2014.

The Company's total assets at December 31, 2015 were $184.2 million, an increase of $28.5 million, or 18.3%, from $155.6 million at December 31, 2014.  This growth in total assets was primarily due to a $20.0 million, or 16.2%, increase in loans receivable, net, a $3.3 million, or 23.5% increase in cash and cash equivalents, a $2.5 million, or 98.1% increase in loans held for sale, a $1.3 million, or 76.2% increase in investment securities available for sale, and a $1.3 million increase in other real estate owned, net.  These increases were partially offset by a $524,000, or 7.9% decrease in investment in interest-earning time deposits.  The largest increases within the loan portfolio at December 31, 2015 compared to December 31, 2014 occurred in the following categories: commercial real estate loans which increased $12.0 million, or 33.9%, one-to-four family residential non-owner occupied loans which increased $2.5 million, or 5.1%, multi-family residential loans which increased $2.3 million, or 22.4%, commercial business loans which increased $1.8 million, or 243.9%, and construction loans which increased $1.8 million, or 12.6%.

Total interest-bearing deposits increased $23.1 million, or 18.6%, to $146.8 million at December 31, 2015 from $123.8 million at December 31, 2014.  This increase in interest-bearing deposits at December 31, 2015 compared to December 31, 2014 was primarily attributable to a $19.5 million, or 20.2% increase in certificates of deposit and a $7.4 million, or 38.4% increase in money market accounts, partially offset by a $2.4 million, or 42.1% decrease in savings accounts and a $1.4 million, or 53.9% decrease in passbook accounts.  Total non-interest bearing checking accounts, a new product introduced during December 2014, increased $1.8 million, or 276.1%, to $2.4 million at December 31, 2015 from $640,000 at December 31, 2014.

Total Federal Home Loan Bank advances increased $2.0 million, or 17.4%, to $13.5 million at December 31, 2015 from $11.5 million at December 31, 2014.  During the year ended December 31, 2015, the Company repaid $2.0 million of overnight borrowings and borrowed $4.0 million to fund loan demand.

Total stockholders' equity increased $1.5 million, or 8.3%, to $19.0 million at December 31, 2015 from $17.6 million at December 31, 2014.  Contributing to the increase was net income for the year ended December 31, 2015 of $1.3 million, common stock earned by participants in the employee stock ownership plan of $159,000, amortization of stock awards and options under our stock compensation plans of $135,000, the reissuance of treasury stock for exercised stock options of $67,000, the reissuance of treasury stock under the Bank's 401(k) Plan of $54,000, and a decrease in other comprehensive loss of $24,000.  These increases were partially offset by dividends paid of $239,000 and the purchase of 1,056 shares of the Company's stock as part of the Company's stock repurchase program for an aggregate purchase price of $10,000.

Non-performing loans amounted to $852,000, or 0.59% of net loans receivable at December 31, 2015, consisting of nine loans, three of which were on non-accrual status and six of which were 90 days or more past due and accruing interest. Comparably, non-performing loans amounted to $2.8 million, or 2.30% of net loans receivable at December 31, 2014, consisting of twenty-two loans, sixteen of which were on non-accrual status and six of which were 90 days or more past due and accruing interest. The non-performing loans at December 31, 2015 include eight one-to-four family non-owner occupied residential loans and one commercial real estate loan, and all are generally well-collateralized or adequately reserved for.  During the quarter ended December 31, 2015, one loan was placed on non-accrual status resulting in the reversal of approximately $4,000 of previously accrued interest income, one loan that was on non-accrual status was returned to accrual status, one property that was collateral for a loan that had been on non-accrual was transferred to other real estate owned, and one loan that had been on non-accrual was paid-off and $17,000 was written-off through the allowance for loan losses.  The allowance for loan losses as a percent of total loans receivable was 0.91% at December 31, 2015 and 0.92% at December 31, 2014.

Other real estate owned (OREO) amounted to $1.4 million at December 31, 2015, consisting of seven properties.  This compares to one property with a carrying value of $111,000 at December 31, 2014.  During the quarter ended December 31, 2015, one property that had been collateral for a loan previously classified as non-accrual was transferred to OREO.  For the year ended December 31, 2015, the Company transferred eight properties into OREO totaling $1.3 million, made $165,000 of capital improvements to the properties, sold two properties with a carrying value of $164,000, and is in the process of marketing the other properties for sale.  Non-performing assets amounted to $2.3 million, or 1.23% of total assets at December 31, 2015 compared to $2.9 million, or 1.89% of total assets at December 31, 2014.

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its two banking offices located in Bucks County and Lehigh County, Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
 (In Thousands)

	At December 31, 2015	At December 31, 2014
Assets	(Unaudited)	(Unaudited)
Cash and cash equivalents	$17,206	$13,937
Investment in interest-earning time deposits	6,136	6,660
Investment securities available for sale at fair value	3,006	1,706
Loans held for sale	5,064	2,556
Loans receivable, net of allowance for loan losses (2015: $1,313; 2014: $1,148)	143,305	123,331
Accrued interest receivable	983	788
Investment in Federal Home Loan Bank stock, at cost	618	527
Bank-owned life insurance	3,638	3,549
Premises and equipment, net	1,834	1,639
Other real estate owned, net	1,410	111
Prepaid expenses and other assets	968	839
Total Assets	$184,168	$155,643

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$2,407	$640
Interest-bearing	146,822	123,765
Total deposits	149,229	124,405
Federal Home Loan Bank advances	13,500	11,500
Accrued interest payable	123	108
Advances from borrowers for taxes and insurance	1,859	1,592
Accrued expenses and other liabilities	421	463
Total Liabilities	165,132	138,068
Stockholders' Equity	19,036	17,575
Total Liabilities and Stockholders' Equity	$184,168	$155,643

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands, except share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Interest Income	$2,162	$1,863	$8,424	$7,281
Interest Expense	573	476	2,091	1,720
Net Interest Income	1,589	1,387	6,333	5,561
Provision for Loan Losses	40	57	320	394
Net Interest Income after Provision for Loan Losses	1,549	1,330	6,013	5,167
Non-Interest Income	572	562	2,013	2,003
Non-Interest Expense	1,572	1,372	6,032	5,234
Income before Income Taxes	549	520	1,994	1,936
Income Taxes	171	159	723	694
Net Income	$378	$361	$1,271	$1,242

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
Per Common Share Data:	(Unaudited)		(Unaudited)
Earnings per share – basic	$0.22	$0.21	$0.74	$0.73
Average shares outstanding – basic	1,736,397	1,702,788	1,718,456	1,703,732
Earnings per share – diluted	$0.20	$0.20	$0.68	$0.69
Average shares outstanding - diluted	1,917,351	1,823,604	1,882,466	1,810,642

Tangible book value per share, end of period	$10.34	$9.67	$10.34	$9.67
Shares outstanding, end of period	1,841,475	1,818,570	1,841,475	1,818,570

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Selected Operating Ratios:	(Unaudited)		(Unaudited)
Average yield on interest-earning assets	5.01%	5.20%	5.26%	5.48%
Average rate on interest-bearing liabilities	1.45%	1.44%	1.43%	1.41%
Average interest rate spread	3.56%	3.76%	3.83%	4.07%
Net interest margin	3.68%	3.87%	3.96%	4.18%
Average interest-earning assets to average interest-bearing liabilities	109.37%	108.32%	109.12%	108.87%
Efficiency ratio	72.75%	70.39%	72.28%	69.20%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	0.59%	2.30%	0.59%	2.30%
Non-performing assets as a percent of total assets	1.23%	1.89%	1.23%	1.89%
Allowance for loan losses as a percent of non-performing loans	154.15%	40.53%	154.15%	40.53%
Allowance for loan losses as a percent of total loans receivable	0.91%	0.92%	0.91%	0.92%
Texas Ratio (2)	11.11%	17.91%	11.11%	17.91%

(1) Asset quality ratios are end of period ratios.
(2) Total non-performing assets divided by tangible common equity plus the allowance for loan losses.

Contact
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

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